Exhibit 99.1

STONE ENERGY CORPORATION

Announces First Quarter 2014 Results

LAFAYETTE, LA. May 5, 2014

Stone Energy Corporation (NYSE: SGY) today announced financial and operational results for the first quarter of 2014. Some of the highlights include:

•	Net income of $25.9 million or $0.52 per share

•	Production volumes at the upper end of first quarter guidance

•	Development drilling success at the Cardona South and Cardona wells in the Pompano field

•	Discovery at the Amethyst deep water exploration prospect

•	Discovery at the Tomcat deep gas prospect

Chairman, President and Chief Executive Officer David Welch stated, “We have started the year with four successful discovery wells which provide us with short and intermediate term production visibility. We expect Tomcat to commence production this June, the Cardona and Cardona South volumes to commence production by the first quarter of 2015 and Amethyst to come on line in 2016. Separately, the Mica Deep exploration well has reached total depth without encountering commercial hydrocarbons. However, importantly, we have a multi-year inventory of deep water and deep gas prospects to provide us with future exploration exposure. In Appalachia, we look forward to spudding our first Utica shale exploration well later this June with testing expected later in the year. Finally, volumes from our Marcellus shale wells are expected to grow to over 100 MMcfe per day in the second half of the year. Overall, it has been an excellent start to 2014.”

Financial Results

For the first quarter of 2014, Stone reported net income of $25.9 million, or $0.52 per share, on oil and gas revenue of $222.6 million, compared to net income of $40.8 million, or $0.82 per share, on oil and gas revenue of $232.9 million in the first quarter of 2013. Discretionary cash flow totaled $138.0 million during the first quarter of 2014, as compared to $159.1 million during the first quarter of 2013. Please see “Non-GAAP Financial Measures” and the accompanying financial statements for a reconciliation of discretionary cash flow, a non-GAAP financial measure, to net cash flow provided by operating activities.

Net daily production during the first quarter of 2014 averaged 44.8 thousand barrels of oil equivalent (MBoe) per day (269 million cubic feet of gas equivalent (MMcfe) per day), compared with daily production of 50.0 MBoe (298 MMcfe) per day in the fourth quarter of 2013, and daily production of 40.1 MBoe (241 MMcfe) per day in the first quarter of 2013. First quarter of 2014 production was negatively impacted by the sale of some onshore properties in January 2014 and the fourth quarter 2013, weather-related logistical issues in Appalachia and extended downtime at Main Pass 288. First quarter of 2014 production mix was 35% oil, 13% natural gas liquids (NGL) and 52% natural gas.

Prices realized during the first quarter of 2014 averaged $97.52 per barrel of oil, $54.84 per barrel of NGLs and $4.46 per Mcf of natural gas. Average realized prices for the first quarter of 2013 were $112.13 per barrel of oil, $42.49 per barrel of NGLs and $3.55 per Mcf of natural gas. Effective hedging transactions decreased the average realized price of natural gas by $0.36 per Mcf and decreased the average realized price of oil by $1.75 per barrel in the first quarter of 2014. Effective hedging transactions increased the average realized price of natural gas by $0.38 per Mcf and increased the average realized price of oil by $2.72 per barrel in the first quarter of 2013.

Lease operating expenses during the first quarter of 2014 totaled $46.9 million ($11.62 per Boe or $1.94 per Mcfe), compared to $53.0 million ($14.70 per Boe or $2.45 per Mcfe), in the first quarter of 2013.

Depreciation, depletion and amortization (DD&A) on oil and gas properties for the first quarter of 2014 totaled $81.8 million ($20.27 per Boe or $3.38 per Mcfe), compared to $74.5 million ($20.65 per Boe or $3.44 per Mcfe), in the first quarter of 2013.

Salaries, general and administrative (SG&A) expenses for the first quarter of 2014 were $16.3 million ($4.05 per Boe or $0.67 per Mcfe), compared to $14.0 million ($3.87 per Boe or $0.64 per Mcfe), in the first quarter of 2013.

Capital expenditures before capitalized SG&A and interest during the first quarter of 2014 were approximately $254.1 million, which includes $9.8 million of plugging and abandonment expenditures. Additionally, $7.7 million of SG&A expenses and $12.8 million of interest were capitalized during the first quarter of 2014. In addition, in the first quarter of 2014, Stone received $54.5 million in proceeds from the sale of some onshore properties. This is compared to capital expenditures before capitalized SG&A and interest during the first quarter of 2013 of approximately $114.2 million, which includes $14.9 million of plugging and abandonment expenditures. Additionally, $6.6 million of SG&A expenses and $10.0 million of interest were capitalized during the first quarter of 2013.

As of March 31, 2014 and May 5, 2014, we had no outstanding borrowings under our bank credit facility. Stone had letters of credit totaling $21.4 million, resulting in $378.6 million available for borrowing under our bank credit facility based on a borrowing base of $400 million.

Operational Update

Mississippi Canyon 29 – Cardona South (Deep Water). The Cardona South well (MC 29 #5 well) encountered over 275 feet of net oil pay in three separate sections of the well. The Cardona South success extends the productive zone of the Mississippi Canyon 29 TB-9 well to the adjacent fault block to the south and sets up a potential second and third well in the fault block. Plans are to flow the Cardona South well and the previously announced Cardona discovery to the Stone owned and operated Pompano platform with first production expected in early 2015. Stone holds a 65% working interest in the project and is the operator.

Mississippi Canyon 29 – Cardona (Deep Water). The Cardona well (MC 29 #4 well) was estimated to have approximately 84 feet of net pay upon initial discovery. After further evaluation of the discovery, the estimated pay zone is now expected to be approximately 96 feet, although the deeper exploration target was deemed non-commercial. The Cardona success extends the productive zone in Stone’s Mississippi Canyon 29 TB-9 well to the adjacent fault block to the north. Plans are to flow the Cardona and the Cardona South wells to the Stone owned and operated Pompano platform with first production expected in early 2015. Stone holds a 65% working interest in the project and is the operator.

Mississippi Canyon 211 – Mica Deep (Deep Water). The Mica Deep exploration well has reached total depth without encountering commercial hydrocarbons. Stone holds a 50% working interest in the prospect.

Mississippi Canyon 26 – Amethyst (Deep Water). The Amethyst exploration well (100% working interest) encountered approximately 90 feet of net hydrocarbon pay in one interval which suggests a commercial discovery. Analysis of logging, coring and fluid data confirmed the existence of natural gas, condensate and natural gas liquids in the pay zone (an estimated yield of 60-80 barrels of liquids per million cubic foot of natural gas). The interval has been placed safely behind pipe for a future completion. A full evaluation, including seismic and subsurface data integration, is needed before hydrocarbon quantities can be estimated and a specific development plan is sanctioned. A single or multi-well tie-back to Stone’s 100 percent owned and operated Pompano platform, located less than five miles from the discovery, is a likely development option.

Amberjack Development Drilling Program. Stone expects to secure a platform rig for its Amberjack (Mississippi Canyon 109) drill program. It is anticipated that the rig will become available in the fourth quarter of 2014. The program is expected to consist of four to six development wells.

Pompano Development Drilling Program. Stone expects to secure a platform rig for its Pompano (Viosca Knoll 989) drill program. It is anticipated that the rig will become available by mid-2015. The program is expected to consist of four to five development wells.

Walker Ridge 89 - Goodfellow (Deep Water). The Goodfellow exploration well targets the Lower Tertiary and is projected to spud in late 2014. Stone currently holds an approximate 13% working interest in the prospect, which is operated by Eni. The well is estimated to take five months to drill.

Mississippi Canyon 118 - Harrier (Deep Water). The Harrier exploration well targets the Miocene interval and is projected to spud in late 2014 or early 2015. Stone currently holds an approximate 37% working interest in the prospect, which is operated by ConocoPhillips. The well is estimated to take four months to drill.

West Cameron 176 - Tomcat (Deep Gas). The Tomcat exploration well (100% working interest) encountered approximately 30 feet of net hydrocarbon pay in the Camerina interval. Based on well log analysis, combined with offset Camerina production history, we believe that the zone may produce liquids rich natural gas with approximately 40-60 barrels of condensate per Mcf of natural gas as well as additional natural gas liquids volumes. The well is currently being tied back to the nearby Stone operated East Cameron 64 production platform with production estimated to commence in June 2014.

Cayenne (Deep Gas). The Cayenne exploration well, located in Iberia parish, is expected to spud in late 2014 or the first half of 2015. Stone holds a 50% working interest in the project and is also the operator. The well is estimated to take three months to drill.

Appalachian Basin - Marcellus Shale (Drilling Program Update). Stone drilled nine Marcellus shale wells and began completions on 14 wells during the first quarter of 2014. By year-end 2014, Stone expects to drill 28 to 32 wells and to complete 30 to 34 wells in the Marcellus shale.

Appalachian Basin - Marcellus Shale (Production Update). During the first quarter of 2014, Stone averaged approximately 87 MMcfe per day (62 MMcf per day of gas and 4,200 barrels per day of liquids) from Stone’s Marcellus shale position. During the first quarter of 2014, two wells in the Heather field were brought online. Stone expects to bring an additional four wells in the Heather field online during the second quarter of 2014. Additionally, it is projected that 18 new wells in the Mary field will be brought on production in third quarter of 2014.

Appalachian Basin – Utica Shale Test. Stone expects to spud a Utica shale test well late in the second quarter of 2014 on its existing acreage in the Mary Field in West Virginia with the completion and testing expected later in the year.

2014 Guidance

Guidance for the second quarter and full year 2014 is shown in the table below (updated guidance numbers are italicized and bolded). The guidance is subject to all the cautionary statements and limitations described below and under the caption “Forward Looking Statements.”

	Second Quarter	Full Year
Production - MBoe per day	43.5 - 45.5	43 - 47
(MMcfe per day)	(261 - 273)	(258 - 282)
Lease operating expenses (in millions) (excluding transportation/processing expenses)	—	$195 - $210
Transportation, processing and gathering (in millions)		$56 - $68
Salaries, General & Administrative expenses (in millions)	—	$65 - $69
(excluding incentive compensation)
Depreciation, Depletion & Amortization (per MBoe)	—	$21.00 - $22.50
(per Mcfe)		$3.50 - $3.75
Corporate Tax Rate (%)	—	36% - 38%
Capital Expenditure Budget (in millions) (excluding acquisitions)	—	$825

Hedge Position

The following table illustrates our derivative positions for 2014, 2015 and 2016 as of May 5, 2014:

	Fixed-Price Swaps
	NYMEX (except where noted)
	Natural Gas			Oil
	Daily Volume (MMBtus/d)		SwapPrice	Daily Volume (Bbls/d)		Swap Price
2014	10,000		$4.000	1,000		$90.06
2014	10,000		4.040	1,000	**	90.25
2014	10,000		4.105	1,000		92.25
2014	10,000		4.190	1,000		93.55
2014	10,000	*	4.250	1,000		94.00
2014	10,000		4.250	1,000		98.00
2014	10,000		4.350	1,000		98.30
2014				2,000	***	98.85
2014				1,000		99.65
2014				1,000	†	103.30

2015	10,000		4.005	1,000		89.00
2015	10,000		4.120	1,000		90.00
2015	10,000		4.150	1,000		90.25
2015	10,000		4.165	1,000		90.40
2015	10,000		4.220
2015	10,000		4.255

2016	10,000		4.110
2016	10,000		4.120

*	February - December
**	October - December
***	January - June
†	Brent oil contract

Other Information

Stone Energy has planned a conference call for 9:00 a.m. Central Time on Tuesday, May 6, 2014 to discuss the operational and financial results for the first quarter of 2014. Anyone wishing to participate should visit our website at www.StoneEnergy.com for a live web cast or dial 1-877-228-3598 and request the “Stone Energy Call.” If you are unable to participate in the original conference call, a replay will be available immediately following the completion of the call on Stone Energy’s website. The replay will be available for one month.

Separately, Stone Energy will host an analyst and investor day on Tuesday, May 20, 2014 for analysts and institutional investors at the Windsor Court Hotel in New Orleans, LA. The Stone management team will provide an update and information on Stone Energy’s core development and exploration projects, will discuss growth plans and opportunities, and will review financial results from 8:00 a.m. until 1:00 p.m. on May 20th. The presentation will also be available via a live webcast. If you are an equity analyst or institutional investor and would like to attend the Stone Energy Investor Day please click on the following link and fill out the registration form http://www.stoneenergy.com/links/eventRegistration.aspx. For additional information please contact Sheri Bienvenue – Executive Assistant at (337) 521-0237 or BienvenueSL@StoneEnergy.com.

Stone Energy will hold its 2014 Annual Meeting of Stockholders on Thursday, May 22, 2014, at 10:00 a.m. Central Time at the Stone Energy New Orleans office at 1100 Poydras Street, Suite 1050, New Orleans, Louisiana. The Company proposes to elect ten directors, to ratify the appointment of Ernst & Young LLP as the Company’s independent public accounting firm for the fiscal year ending December 31, 2014, to have a non-binding advisory vote on the compensation of the named executive officers (say on pay), and to transact such other business as may properly come before the meeting. The close of business on March 26, 2014 has been fixed as the record date for determination of stockholders entitled to receive notification of and to vote at the Annual Meeting.

Non-GAAP Financial Measures

In this press release, we refer to a non-GAAP financial measure we call “discretionary cash flow.” Management believes discretionary cash flow is a financial indicator of our company’s ability to internally fund capital expenditures and service debt. Management also believes this non-GAAP financial measure of cash flow is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies in the oil and gas exploration and production industry. Discretionary cash flow should not be considered an alternative to net cash provided by operating activities or net income, as defined by GAAP. Please see the “Reconciliation of Non-GAAP Financial Measure” for a reconciliation of discretionary cash flow to cash flow provided by operating activities.

Forward Looking Statements

Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks, liquidity risks, political and regulatory developments and legislation, including developments and legislation relating to our operations in the Gulf of Mexico and Appalachia, and other risk factors and known trends and uncertainties as described in Stone’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the SEC. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.

Estimates for Stone’s future production volumes are based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products. The production, transportation and marketing of oil and gas are subject to disruption due to transportation and processing availability, mechanical failure, human error, hurricanes and numerous other factors. Stone’s estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Delays experienced in well permitting could affect the timing of drilling and production. Lease operating expenses, which include major maintenance costs, vary in response to changes in prices of services and materials used in the operation of our properties and the amount of maintenance activity required. Estimates of DD&A rates can vary according to reserve additions, capital expenditures, future development costs, and other factors. Therefore, we can give no assurance that our future production volumes, lease operating expenses or DD&A rates will be as estimated.

Stone Energy is an independent oil and natural gas exploration and production company headquartered in Lafayette, Louisiana with additional offices in New Orleans, Houston and Morgantown, West Virginia. Stone is engaged in the acquisition, exploration, and development of properties in the Deep Water Gulf of Mexico, Appalachia, and the onshore and offshore Gulf Coast. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210 phone, 337-521-9880 fax or via e-mail at CFO@StoneEnergy.com.

STONE ENERGY CORPORATION

SUMMARY STATISTICS

(In thousands, except per share/unit amounts)

(Unaudited)

	Three Months Ended March 31,
	2014	2013
FINANCIAL RESULTS
Net income	$25,943	$40,758
Net income per share	$0.52	$0.82
PRODUCTION QUANTITIES
Oil (MBbls)	1,418	1,667
Gas (MMcf)	12,641	10,358
Natural gas liquids (MBbls)	510	216
Oil, gas and NGLs (MBoe)	4,035	3,609
Oil, gas and NGLs (MMcfe)	24,209	21,656
AVERAGE DAILY PRODUCTION
Oil (MBbls)	15.8	18.5
Gas (MMcf)	140.5	115.1
Natural gas liquids (MBbls)	5.7	2.4
Oil, gas and NGLs (MBoe)	44.8	40.1
Oil, gas and NGLs (MMcfe)	269.0	240.6
REVENUE DATA
Oil revenue	$138,289	$186,925
Gas revenue	56,362	36,822
Natural gas liquids revenue	27,970	9,178

Total oil, gas and NGL revenue	$222,621	$232,925
AVERAGE PRICES
Prior to the cash settlement of effective hedging transactions:
Oil (per Bbl)	$99.27	$109.41
Gas (per Mcf)	4.82	3.17
Natural gas liquids (per Bbl)	54.84	42.49
Oil, gas and NGLs (per Boe)	56.93	62.18
Oil, gas and NGLs (per Mcfe)	9.49	10.36
Including the cash settlement of effective hedging transactions:
Oil (per Bbl)	$97.52	$112.13
Gas (per Mcf)	4.46	3.55
Natural gas liquids (per Bbl)	54.84	42.49
Oil, gas and NGLs (per Boe)	55.17	64.54
Oil, gas and NGLs (per Mcfe)	9.20	10.76
COST DATA
Lease operating expenses	$46,903	$53,044
Salaries, general and administrative expenses	16,329	13,952
DD&A expense on oil and gas properties	81,788	74,532
AVERAGE COSTS
Lease operating expenses (per Boe)	$11.62	$14.70
Lease operating expenses (per Mcfe)	1.94	2.45
Salaries, general and administrative expenses (per Boe)	4.05	3.87
Salaries, general and administrative expenses (per Mcfe)	0.67	0.64
DD&A expense on oil and gas properties (per Boe)	20.27	20.65
DD&A expense on oil and gas properties (per Mcfe)	3.38	3.44
AVERAGE SHARES OUTSTANDING – Diluted	49,062	48,657

STONE ENERGY CORPORATION

CONSOLIDATED STATEMENT OF INCOME

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2014	2013
Operating revenue:
Oil production	$138,289	$186,925
Gas production	56,362	36,822
Natural gas liquids production	27,970	9,178
Other operational income	1,209	807

Total operating revenue	223,830	233,732

Operating expenses:
Lease operating expenses	46,903	53,044
Transportation, processing and gathering	14,626	5,397
Other operational expense	424	72
Production taxes	3,062	2,089
Depreciation, depletion and amortization	82,646	75,435
Accretion expense	7,555	8,263
Salaries, general and administrative expenses	16,329	13,952
Incentive compensation expense	3,134	1,431
Derivative expenses, net	599	1,221

Total operating expenses	175,278	160,904

Income from operations	48,552	72,828

Other (income) expenses:
Interest expense	8,357	9,635
Interest income	(143)	(117)
Other income	(707)	(726)

Total other expenses	7,507	8,792

Income before taxes	41,045	64,036

Provision for income taxes:
Current	—	(3,746)
Deferred	15,102	27,024

Total income taxes	15,102	23,278

Net income	$25,943	$40,758

STONE ENERGY CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2014	2013
Net income as reported	$25,943	$40,758
Reconciling items:
Depreciation, depletion and amortization	82,646	75,435
Deferred income tax provision	15,102	27,024
Accretion expense	7,555	8,263
Stock compensation expense	2,247	2,296
Non-cash interest expense	4,070	4,041
Other	448	1,281

Discretionary cash flow	138,011	159,098
Changes in income taxes payable	—	(9,402)
Settlement of asset retirement obligations	(9,842)	(14,880)
Other working capital changes	(12,697)	11,950

Net cash provided by operating activities	$115,472	$146,766

STONE ENERGY CORPORATION

CONSOLIDATED BALANCE SHEET

(In thousands)

(Unaudited)

	March 31,	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$202,761	$331,224
Accounts receivable	190,573	171,971
Fair value of hedging contracts	745	4,549
Current income tax receivable	7,366	7,366
Deferred taxes	36,098	31,710
Inventory	4,651	3,723
Other current assets	1,774	1,874

Total current assets	443,968	552,417
Oil and gas properties, full cost method of accounting:
Proved	7,898,668	7,804,117
Less: accumulated depreciation, depletion and amortization	(6,052,894)	(5,908,760)

Net proved oil and gas properties	1,845,774	1,895,357
Unevaluated	906,043	724,339
Other property and equipment, net	26,975	26,178
Fair value of hedging contracts	1,867	1,378
Other assets, net	37,154	48,887

Total assets	$3,261,781	$3,248,556

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable to vendors	$165,973	$195,677
Undistributed oil and gas proceeds	55,676	37,029
Accrued interest	22,247	9,022
Fair value of hedging contracts	15,277	7,753
Asset retirement obligations	87,927	67,161
Other current liabilities	28,467	54,520

Total current liabilities	375,567	371,162
7 1⁄2% Senior Notes due 2022	775,000	775,000
1 3⁄4% Senior Convertible Notes due 2017	255,466	252,084
Deferred taxes	406,477	390,693
Asset retirement obligations	416,171	435,352
Fair value of hedging contracts	376	470
Other long-term liabilities	46,772	53,509

Total liabilities	2,275,829	2,278,270

Common stock	491	488
Treasury stock	(860)	(860)
Additional paid-in capital	1,394,694	1,397,885
Accumulated deficit	(399,222)	(425,165)
Accumulated other comprehensive loss	(9,151)	(2,062)

Total stockholders’ equity	985,952	970,286

Total liabilities and stockholders’ equity	$3,261,781	$3,248,556